EXHIBIT 99
NEWS RELEASE
For Immediate Release / July 20, 2004
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com
------------------------     -----------------------


                AMERICAN ECOLOGY SECOND QUARTER OPERATING INCOME
                             UP 41% TO $3.8 MILLION

  SALE OF OAK RIDGE AND TAX BENEFIT PUSH QUARTERLY NET INCOME TO $16.0 MILLION

     BOISE, Idaho - Jim Baumgardner, Senior Vice President and Chief Financial Officer of American Ecology Corporation [NASDAQ: ECOL], today announced financial results for the three and six months ending June 30, 2004.

SECOND QUARTER RESULTS

     For the quarter ending June 30, 2004, the Company reported net income of $16.0 million or $0.90 per fully diluted share, compared to net income of $2.0 million or $0.11 per diluted share for the quarter ending June 30, 2003. The large increase in net income was primarily attributable to an $11.3 million tax benefit recognized during the quarter. Operating income, a key measure of financial performance, increased from $2.7 million for the second quarter last year to $3.8 million for the second quarter this year.

      "The growth in quarterly operating income highlights the continued strength of our Grand View, Idaho operation and also reflects a significant increase in waste volumes shipped to our Beatty, Nevada facility," Baumgardner stated, adding "American Ecology's business plan, built on increased waste throughput at our disposal facilities, expanded delivery of niche services and a lean overhead structure is working."

     Revenue during the second quarter of 2004 reached $13.8 million, a 15% increase over the $12.0 million reported for the same quarter last year. Significant increases in waste throughput at the Company's Idaho and Nevada disposal facilities were partially offset by lower average selling prices at both facilities. For the quarter just ended, total waste volume increased 26% over the same quarter last year.

     Selling, General and Administrative expenses ("SG&A") dropped 22% to $2.6 million from the same period last year. SG&A as a percent of revenue also continued to improve, dropping to 19% of revenue in the second quarter of 2004, down from 27% of revenue in the second quarter of 2003. The reduction in SG&A primarily resulted from lower legal and administrative expenses.


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     Higher revenue and lower spending produced operating income of $3.8 million, an increase of 41% over the $2.7 million in operating income posted in the second quarter of 2003.

     On June 30, 2004 the Company sold principally all of the assets of its discontinued low-level radioactive waste processing operation in Oak Ridge, Tennessee to Toxco Inc. Toxco received all of the land, buildings, equipment and licenses of the facility and $1.65 million in cash. In exchange, Toxco assumed all environmental obligations, including the costs for future closure and decommissioning of the facility at the end of its operational life. As a result of the transaction, $4.6 million of future closure liabilities were relieved from American Ecology's balance sheet and a gain on sale of $0.9 million was recognized in discontinued operations. In addition, management believes it is now more likely than not that the Company will fully utilize its tax benefits, including net-operating loss carry-forwards. Consequently, the Company reversed the valuation allowance previously held against its deferred tax assets, generating a $11.3 million tax benefit in the quarter.

     "Our sale of the Oak Ridge facility and related transfer of liabilities completes American Ecology's successful campaign to exit all non-core businesses," President and Chief Executive Officer Stephen Romano noted, adding "Our energy and resources are now fully focused on our core waste treatment and disposal business."

6 MONTHS YEAR-TO-DATE

     Revenue for the first six months of 2004 reached $27.7 million or 22% higher than the $22.8 million posted for the first six months of 2003. For the six months ending June 30, 2004, total waste volume was up 15% over the same six-month period last year.

     For the six months ending June 30, 2004 SG&A dropped 30% to $5.5 million. This $2.3 million reduction in SG&A over the same period last year was principally the result of $1.8 million of non-recurring legal expenses for the Ward Valley, California damages claim in 2003 and continued cost containment.

     Consistent with second quarter results, higher revenue combined with lower spending generated first half operating income of $7.2 million compared to the $3.0 million reported in the first half of 2003.

     For the first half of 2004, the Company reported net income of $18.5 million or $1.04 per fully diluted share, compared to a net loss of $15.2 million or ($0.94) per diluted share for the same period last year. The large increase in net income was primarily attributable to an $11.3 million tax benefit recognized during the quarter.

     A series of one-time events in the first half of both years accounted for the large swing in reported net income. In the first half of 2003, the Company wrote off $21 million following an adverse trial court


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ruling in the Ward Valley damages claim, posted a $5 million gain on the sale of its former El Centro municipal waste landfill, and expensed $2 million for the former Oak Ridge operation. As noted above, the Oak Ridge, Tennessee facility was sold in the second quarter of 2004, resulting in a $0.9 million gain and allowing management to reevaluate its tax assets and record a tax benefit of $11.3 million.

      "Aggressive execution of our business plan combined with a strong balance sheet positions American Ecology to continue generating solid cash flows and consistent earnings," Baumgardner concluded.

UPDATE ON TEXAS FACILITY

     As previously reported, hazardous waste treatment operations at the Company's Robstown, Texas facility were suspended following a July 1, 2004 fire in the facility's permitted containment building. Treatment performed in the containment building represents approximately 50% of the Texas facility's year-to-date revenue. Direct disposal operations continue without interruption and generate the balance of the facility's revenue. While the Company is insured for property and equipment damage and business interruption, insurance deductibles, operational upgrades, loss of customers and an expected regulatory agency fine will negatively impact the Texas facility's second half financial performance.

     "While the precise costs of the fire and regulatory enforcement actions cannot yet be estimated, we are working hard to return the Texas treatment and containment building to service with expanded capabilities and address regulatory compliance matters as soon as practical." Romano stated, adding "This event does not alter our previous guidance of greater than 15% growth in operating income for 2004."


INVESTOR CALL

     Company management will host an investor conference call on Wednesday, July 21 at 10:00 a.m. Mountain Time to discuss second quarter and year to date results, sale of its Oak Ridge assets and resumption of treatment services in Texas. Interested parties are invited to participate in the investor conference by calling 1-888-747-3446.

ABOUT AMERICAN ECOLOGY

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

     This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its


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subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company can successfully generate improved earnings, timely return the Texas treatment facility to service, or prevail in pending litigation. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

                                       ###


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
                                                   AMERICAN ECOLOGY CORPORATION
                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                                           (Unaudited)
                                              ($ in 000's except per share amounts)


                                                                  Three Months Ended June 30,       Six Months Ended June 30,
                                                                     2004             2003             2004             2003
                                                                --------------  ----------------  ---------------  --------------
Revenue                                                         $      13,795   $        12,020   $       27,700   $      22,791
Direct operating costs                                                  7,449             6,056           15,061          12,040
                                                                --------------  ----------------  ---------------  --------------

Gross profit                                                            6,346             5,964           12,639          10,751
Selling, general and administrative expenses                            2,578             3,289            5,450           7,786
                                                                --------------  ----------------  ---------------  --------------
Operating income                                                        3,768             2,675            7,189           2,965

Interest income                                                            45                22               81              22
Interest expense                                                           49                38               98             159
Loss on write off of Ward Valley facility development costs                --                --               --          20,951
Other income                                                               20                93               65              93
                                                                --------------  ----------------  ---------------  --------------

Income (loss) before income tax and discontinued operations             3,784             2,752            7,237         (18,030)
Income tax (benefit) expense                                          (11,338)               63          (10,174)             55
                                                                --------------  ----------------  ---------------  --------------

Income (loss) before discontinued operations                           15,122             2,689           17,411         (18,085)
Gain from discontinued operations - El Centro Landfill                     --                16               --           4,960
Gain (Loss) from discontinued operations - Oak Ridge Facility             920              (692)           1,069          (2,029)
                                                                --------------  ----------------  ---------------  --------------

Net income (loss)                                                      16,042             2,013           18,480         (15,154)
Preferred stock dividends                                                  --                --               --              64
                                                                --------------  ----------------  ---------------  --------------

Net income (loss) available to common shareholders              $      16,042   $         2,013   $       18,480   $     (15,218)
                                                                ==============  ================  ===============  ==============

Basic earnings (loss) from continuing operations                          .88               .16             1.02           (1.12)
Basic earnings (loss) from discontinued operations                        .05              (.04)             .06             .18
                                                                --------------  ----------------  ---------------  --------------
Basic earnings (loss) per share                                 $         .93   $           .12   $         1.08   $        (.94)
                                                                ==============  ================  ===============  ==============

Diluted earnings (loss) from continuing operations                        .85               .15              .98           (1.12)
Diluted earnings (loss) from discontinued operations                      .05              (.04)             .06             .18
                                                                --------------  ----------------  ---------------  --------------
Diluted earnings (loss) per share                               $         .90   $           .11   $         1.04   $        (.94)
                                                                ==============  ================  ===============  ==============

Dividends paid per common share                                 $          --   $            --   $           --   $          --
                                                                ==============  ================  ===============  ==============


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
                                          AMERICAN ECOLOGY CORPORATION
                                          CONSOLIDATED BALANCE SHEETS
                                                  (Unaudited)
                                     ($ in 000's except per share amounts)


                                                                            June 30, 2004    December 31, 2003
                                                                           ---------------  -------------------
ASSETS
Current Assets:
  Cash and cash equivalents                                                $        3,201   $            6,674
  Short term investments                                                            6,398                   --
  Receivables, net                                                                  9,537               12,596
  Prepaid income taxes                                                                 53                    2
  Prepayments and other                                                             1,780                1,049
  Deferred income taxes                                                             2,229                3,222
  Assets held for sale or closure                                                      --                  938
                                                                           ---------------  -------------------
    Total current assets                                                           23,198               24,481

Property and equipment, net                                                        28,102               28,317
Facility development costs                                                          6,478                6,478
Other assets                                                                          673                  731
Prepaid income taxes                                                                  150                   --
Deferred income taxes                                                              16,226                5,062
Assets held for sale or closure                                                        --                1,557
                                                                           ---------------  -------------------
    Total assets                                                           $       74,827   $           66,626
                                                                           ===============  ===================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current portion of long term debt                                        $        1,455   $            1,475
  Accounts payable                                                                  2,022                1,678
  Accrued liabilities                                                               5,890                4,788
  Accrued closure and post closure obligation, current portion                      1,828                1,828
  Current liabilities of assets held for sale or closure                              398                1,907
                                                                           ---------------  -------------------
    Total current liabilities                                                      11,593               11,676

Long term debt                                                                      3,462                4,200
Long term accrued liabilities                                                         502                  454
Accrued closure and post closure obligation, excluding current portion              9,428                9,296
Liabilities of assets held for sale or closure, excluding current portion              --                4,649
                                                                           ---------------  -------------------
    Total liabilities                                                              24,985               30,275
                                                                           ---------------  -------------------
Commitments and contingencies

Shareholders' equity:
  Convertible preferred stock, 1,000,000 shares authorized
  Common stock, $.01 par value, 50,000,000 authorized, 17,212,218
    and 17,033,118  shares issued and outstanding                                     172                  170
  Additional paid-in capital                                                       49,833               54,824
  Accumulated deficit                                                                (163)             (18,643)
                                                                           ---------------  -------------------
    Total shareholders' equity                                                     49,842               36,351
                                                                           ---------------  -------------------

Total Liabilities and Shareholders' Equity                                 $       74,827   $           66,626
                                                                           ===============  ===================


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